EXHIBIT 99.2

Peter Ruzicka

Riverstone Networks

Corporate Communications

(408) 878-6756

pruzicka@riverstonenet.com

Riverstone Networks Provides Additional Information Regarding Restatement

SANTA CLARA, Calif.—July 22, 2003—Riverstone Networks, Inc. (Nasdaq: RSTN) announced today that, based on the preliminary results of its ongoing accounting review, the company has determined that it overstated its previously reported net revenues for the fiscal year ended March 2, 2002 of $210.8 million by as much as $47.3 million and its previously reported net revenues for the nine months ended November 30, 2002 of $54.5 million by as much as $4.2 million.

In addition, the company has determined that previously announced net revenues for the fiscal year ended March 1, 2003 of $69.6 million were overstated by as much as $4.2 million. The company does not anticipate a negative impact on previously announced net revenues for the first quarter of fiscal 2004 ended May 31, 2003 of $12.7 million. These overstatements are related to the company’s recent discovery that, in some cases, sales to customers were subject to rights of return and other contingencies that were not accounted for at the time the transactions were originally recorded.

The review of the company’s accounting practices by a special committee of the board of directors is ongoing. Based on that review, additional items may be restated. The company is currently unable to quantify the amounts of potential additional restatements or the impact of any restatement, which could be material. The company is attempting to conclude its review and issue any restatements promptly, but it presently cannot state with any certainty when this will occur. Accordingly, investors should not rely on the company’s historical financial statements and auditors’ reports thereon or its financial results announced for any period.

About Riverstone Networks

Riverstone Networks, Inc. (Nasdaq: RSTN) provides carrier class switches and routers for mission critical networks. From the metropolitan edge to the campus network, Riverstone’s advanced technology delivers the control and reliability carriers, government organizations, educational institutions and large corporations require. Worldwide, operators of mission critical networks trust Riverstone. For more information, please visit www.riverstonenet.com.

Except for the historical information contained herein, the matters set forth in this press release, including the preliminary results of its accounting practices review, and the scope and timing of any restatement, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements speak only as of the date hereof and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include the changes in scope and nature of the Securities and Exchange Commission’s inquiry and/or investigation, the results and effect of the accounting practices review, the effect of the company’s failure to file timely its Form 10-K and Form 10-Q, the ability of the company to file its Form 10-K and Form 10-Q, the possibility that The Nasdaq Stock Market will decline the company’s request for continued listing, whether the company’s outstanding convertible notes would be subject to accelerated repayment under the terms of the indenture governing the notes, the impact of the restatement on the periods described and other periods, and the risks detailed from time to time in the company’s SEC reports, including its quarterly report on Form 10-Q for the period ended November 30, 2002. The company disclaims any intent or obligation to update or revise these forward looking statements.

Riverstone Networks is a registered trademark of Riverstone Networks, Inc. All other trademarks, service marks and trade names belong to their respective owners.